UBS AG

                                 $2,000,000,000

                           MEDIUM-TERM NOTES, SERIES A

                 $100,000,000 VARIABLE RATE CREDIT LINKED NOTES

                              DUE SEPTEMBER 5, 2002

                                 TERMS AGREEMENT

                                                                 October 3, 2001

UBS Warburg LLC,
677 Washington Boulevard,
Stamford, Connecticut 06901.


Ladies and Gentlemen:

         UBS AG (the "Company") proposes, subject to the terms and conditions stated herein and in the Distribution Agreement, dated November 21, 2000 (the "Distribution Agreement"), between the Company on the one hand and each of you (individually, an "Agent" and, collectively, the "Agents") and any other party acting as Agent hereunder on the other, to issue and sell to you the securities specified in the Schedule hereto (the "Purchased Securities"). Each of the provisions of the Distribution Agreement not specifically related to the solicitation by the Agents, as agents of the Company, of offers to purchase Securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Nothing contained herein or in the Distribution Agreement shall make any party hereto an agent of the Company or make such party subject to the provisions therein relating to the solicitation of offers to purchase Securities from the Company, solely by virtue of its execution of this Terms Agreement. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, except that each representation and warranty in Section 1 of the Distribution Agreement which makes reference to the Prospectus shall be deemed to be a representation and warranty as of the date of the Distribution Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Terms Agreement in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities.

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

         An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Purchased Securities, in the form heretofore delivered to you has been filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Distribution Agreement incorporated herein by reference, the Company agrees to issue and sell to you and you agree to purchase from the Company the Purchased Securities, at the time and place, in the principal amount and at the purchase price set forth in the Schedule hereto.





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


         If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you this letter and such acceptance hereof, including those provisions of the Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company

                                            Very truly yours,



                                            UBS AG



                                            By:  /s/ Robert B. Mills
                                                -------------------------------
                                                 Name: Robert B. Mills
                                                 Title: Managing Director


                                            By:  /s/ Robert C. Dinerstein
                                                --------------------------------
                                                 Name: Robert C. Dinerstein
                                                 Title: Managing Director

Accepted in New York, New York,
as of the date hereof:


UBS WARBURG LLC

By:  /s/ Greg MacKay
    -----------------------------
    Name: Greg MacKay
    Title: Director

By:  /s/ Mark F. Davis
    -----------------------------
    Name: Mark F. Davis
    Title: Executive Director

                                                                        SCHEDULE

Title of Purchased Securities:
         $100,000,000 Variable Rate Credit Linked Notes due September 5, 2002 (linked to the credit of National Rural Utilities Cooperative Finance Corporation)


Aggregate Face Amount:
         $100,000,000


Price to Public:
         100%


Purchase Price by UBS Warburg LLC:
         100%


Method of and Specified Funds for Payment of Purchase Price:
         By wire transfer to a bank account specified by the Company in immediately available funds


Indenture:
         Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as Trustee


Time of Delivery:
         October 5, 2001


Closing Location for Delivery of Securities:
         Sullivan & Cromwell, 125 Broad Street, New York, New York 10004


Maturity:
         September 5, 2002


Interest Rate:
         1-month LIBOR plus a spread of 0.30%, payable monthly in arrears. However, if early redemption due to a credit event occurs with respect to National Rural Utilities Cooperative Finance Corporation prior to the maturity date, interest will cease to accrue from and including the credit event determination date.

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

Interest Payment Dates:
         Payable monthly in arrears on the 5th day of each month, commencing November 5, 2001.


Regular Record Dates:
         Fifteenth calendar date next preceding the Interest Payment Date.


Principal Repayment Terms:
         If early redemption due to a credit event with respect to National Rural Utilities Cooperative Finance Corporation has not occurred prior to maturity, at maturity the Purchased Securities will pay to holders cash equal to the principal amount of the Purchased Securities together with any accrued but unpaid interest.


Documents to be Delivered:
         The following documents referred to in the Distribution Agreement shall be delivered as a condition to the Closing:

         (1)  The Officers' Certificates referred to in Section 4(k).


Other Provisions (including Syndicate Provisions, if applicable):
         If, in the opinion of the calculation agent, an early redemption event has occurred with respect to National Rural Utilities Cooperative Finance Corporation prior to maturity, UBS AG may redeem all (but not some only) of the Purchased Securities by payment of an amount based on the trading price of debt obligations of National Rural Utilities Cooperative Finance Corporation selected by the calculation agent.


         If the Purchased Securities are subject to early redemption due to a credit event, the maturity of the Notes will be postponed, if necessary, to permit the calculation agent the requisite number of days from the credit event determination date to calculate and pay the early redemption amount.



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